Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-129462) pertaining to National HealthCare Corporation’s 2005 Stock Option, Employee Stock Purchase, Physician Stock Purchase & Stock Appreciation Rights Plan and 2004 Non-Qualified Stock Option Plan

(2)	Registration Statements (Forms S-8 No. 333-167685 and No. 333-216085) pertaining to National HealthCare Corporation’s 2010 Omnibus Equity Incentive Plan
(3)	Registration Statement (Form S-8 No. 333-238900) pertaining to National HealthCare Corporation’s 2020 Omnibus Equity Incentive Plan

of our report dated February 28, 2025, with respect to the consolidated financial statements of National HealthCare Corporation included in this Annual Report (Form 10-K) of National HealthCare Corporation for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 26, 2026